Provident Financial Services, Inc. Announces First Quarter Earnings and Declares Quarterly Cash Dividend

ISELIN, NJ, April 29, 2022 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) reported net income of $44.0 million, or $0.58 per basic and diluted share, for the three months ended March 31, 2022, as compared to $37.3 million, or $0.49 per basic and diluted share, for the three months ended December 31, 2021 and $48.6 million, or $0.63 per basic and diluted share, for the three months ended March 31, 2021.
Anthony J. Labozzetta, President and Chief Executive Officer commented, “We are proud of our strong first quarter results, marked by solid annualized commercial loan growth of 8.3% and a robust loan pipeline leading into the second quarter. The net interest margin expanded 7 basis points from the trailing quarter reflecting loan growth, deployment of some of our excess liquidity, a rise in rates on new loan production and further improvement in our funding costs. Continued credit quality improvement and a favorable economic forecast supported a negative provision in the quarter.” Labozzetta continued, “Our strong first quarter performance was due in large part to our colleagues’ dedication to our core principles and their continued pursuit of a high-performing and innovative culture. We look forward to further growth of our business lines and financial success built on our commitment to our customers, employees, communities and stockholders.”
Declaration of Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on May 27, 2022 to stockholders of record as of the close of business on May 13, 2022.
Performance Highlights for the First Quarter of 2022
•The Company’s total commercial loan portfolio, excluding Paycheck Protection Program ("PPP") loans, increased $164.9 million, or 8.3% annualized, to $8.13 billion at March 31, 2022, from $7.97 billion at December 31, 2021.
•The net interest margin increased seven basis points to 3.02% for the quarter ended March 31, 2022, from 2.95% for the trailing quarter.
•The average cost of deposits, including non-interest bearing deposits, declined to 0.19% for the quarter ended March 31, 2022, compared with 0.21% for the trailing quarter.
•Total average interest bearing savings and demand deposits increased $114.5 million, or 6.1% annualized, to $7.77 billion for the three months ended March 31, 2022, from $7.65 billion for the three months ended December 31, 2021. In addition, total average non-interest bearing demand deposits increased $26.1 million, or 3.8% annualized, to $2.79 billion for the first quarter of 2022, from $2.76 billion for the trailing quarter.
•Non-performing loans at March 31, 2022 declined to $44.3 million, or 0.46% of total loans, from $48.0 million, or 0.50% of total loans, at December 31, 2021.
•The Company recorded negative provisions for credit losses and off-balance sheet credit exposures of $6.4 million and $2.4 million, respectively, for the three months ended March 31, 2022, compared to a provision of $397,000 for credit losses and a negative provision of $640,000 for off-balance sheet credit exposures for the trailing quarter. These provision benefits were largely a function of an improved economic forecast and an overall improvement in the Company's asset quality.
•Annualized returns on average assets and average tangible equity were 1.30% and 14.58%, respectively, for the three months ended March 31, 2022, compared with 1.08% and 12.04%, respectively for the trailing quarter.
•The Company repurchased 1.3 million shares of its common stock at an average cost of $23.36 per share, for a total of $29.9 million during the quarter.

Results of Operations
Three months ended March 31, 2022 compared to the three months ended December 31, 2021
For the three months ended March 31, 2022, net income was $44.0 million, or $0.58 per basic and diluted share, compared to net income of $37.3 million, or $0.49 per basic and diluted share, for the three months ended December 31, 2021.
Net Interest Income and Net Interest Margin
Net interest income increased $637,000 to $94.5 million for the three months ended March 31, 2022, from $93.9 million for the trailing quarter. The increase in net interest income was largely attributable to an increase in lower-costing deposits, a reduction in borrowings and favorable repricing of both deposits and borrowings, along with the investment of excess liquidity into higher-yielding available for sale debt securities. This was partially offset by a reduction in the fees related to the forgiveness of PPP loans. For the three months ended March 31, 2022, fees related to the forgiveness of PPP loans totaled $1.1 million, which are recognized in interest income, compared to $1.8 million for the trailing quarter.
The Company’s net interest margin increased seven basis points to 3.02% for the quarter ended March 31, 2022, from 2.95% for the trailing quarter. The weighted average yield on interest-earning assets for the quarter ended March 31, 2022 increased four basis points to 3.23%, compared to the trailing quarter. The weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2022 decreased five basis points to 0.29%, compared to the trailing quarter. The average cost of interest-bearing deposits for the quarter ended March 31, 2022 decreased three basis points to 0.25%, compared to 0.28% for the trailing quarter. Average non-interest bearing demand deposits increased $26.0 million to $2.79 billion for the quarter ended March 31, 2022, compared to the trailing quarter. The average cost of deposits, including non-interest bearing deposits, was 0.19% for the quarter ended March 31, 2022, compared to 0.21% for the trailing quarter. The average cost of borrowed funds for the quarter ended March 31, 2022 was 0.86%, compared to 0.94% for the quarter ended December 31, 2021.
Provision for Credit Losses
For the quarter ended March 31, 2022, the Company recorded a $6.4 million negative provision for credit losses related to loans, compared with a provision for credit losses of $400,000 for the quarter ended December 31, 2021. The provision benefit was largely a function of an improved economic forecast and an overall improvement in the Company's asset quality. Net recoveries totaling $1.9 million for the quarter ended March 31, 2022 further contributed to the negative provision for credit losses in the period.
Non-Interest Income and Expense
For the three months ended March 31, 2022, non-interest income totaled $20.1 million, a decrease of $506,000, compared to the trailing quarter. BOLI income decreased $781,000 to $1.2 million for the three months ended March 31, 2022, compared to the trailing quarter primarily due to a benefit claim recognized in the prior quarter and lower equity valuations. Fee income decreased $456,000 to $6.9 million for the three months ended March 31, 2022, compared to the trailing quarter, primarily due to a decrease in commercial loan prepayment fees, partially offset by an increase in debit card revenue. Wealth management income decreased $376,000 to $7.5 million for the three months ended March 31, 2022, compared to the trailing quarter, primarily due to a decrease in the market value of assets under management and a decrease in the level of managed mutual funds. Partially offsetting these decreases in non-interest income, insurance agency income increased $1.2 million to $3.4 million, for the three months ended March 31, 2022, compared to the trailing quarter, mainly due to the receipt of contingent commissions in the current quarter.
Non-interest expense totaled $61.9 million for the three months ended March 31, 2022, a decrease of $177,000, compared to $62.1 million for the trailing quarter. For the three months ended March 31, 2022, the Company recorded a $2.4 million negative provision for credit losses for off-balance sheet credit exposures, compared to a $640,000 negative provision for the trailing quarter. The increased negative provision was primarily a function of an improved economic forecast resulting in a decline in projected loss factors. Other operating expenses decreased $1.2 million to $9.4 million for the three months ended March 31, 2022, compared to the trailing quarter. The decrease in other operating expenses was primarily due to decreases in consulting, attorney and loan-related expenses, partially offset by a valuation charge on foreclosed real estate. Partially offsetting these decreases in non-interest expense, net occupancy expense increased $1.6 million to $9.3 million for the three months ended March 31, 2022, compared to the trailing quarter, mainly due to increases in snow removal costs and rent expense. Compensation and benefits expense increased $1.4 million to $37.1 million for the three months ended March 31, 2022, compared to $35.6 million for the trailing quarter, primarily due to increases in employee medical benefits, payroll taxes and stock-based compensation, partially offset by a decrease in the accrual for incentive compensation.
The Company’s annualized adjusted non-interest expense as a percentage of average assets (1) was 1.90% for the quarter ended March 31, 2022, compared to 1.81% for the trailing quarter. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income) (1) was 56.05% for the three months ended March 31, 2022, compared to 54.74% for the trailing quarter.
Income Tax Expense
For the three months ended March 31, 2022, the Company's income tax expense was $15.2 million with an effective tax rate of 25.7%, compared with $14.8 million with an effective tax rate of 28.4% for the trailing quarter. The increase in tax expense for the three months ended March 31, 2022, compared with the trailing quarter was largely due to an increase in taxable income, while the decrease in the effective tax rate for the three months ended March 31, 2022, compared with the trailing quarter was primarily due to a discrete item recorded in the trailing quarter resulting in additional tax expense related to the apportionment of income subject to state income taxes.
Three months ended March 31, 2022 compared to the three months ended March 31, 2021
For the three months ended March 31, 2022, net income was $44.0 million, or $0.58 per basic and diluted share, compared to net income of $48.6 million, or $0.63 per basic and diluted share, for the three months ended March 31, 2021.
Net Interest Income and Net Interest Margin
Net interest income increased $4.5 million to $94.5 million for the three months ended March 31, 2022, from $90.0 million for same period in 2021. The increase in net interest income for the three months ended March 31, 2022, was primarily driven by an increase in available for sale debt securities funded by growth in lower-costing core deposits and the reinvestment of PPP loan satisfactions. The increase in net interest income attributable to growth in average earning assets was partially offset by modest compression in the net interest margin. Additionally, fees related to the forgiveness of PPP loans, which are recognized in interest income, decreased $2.9 million to $1.1 million for the three months ended March 31, 2022, compared to $4.0 million for the three months ended March 31, 2021.
The Company’s net interest margin decreased three basis points to 3.02% for the quarter ended March 31, 2022, from 3.05% for the same period last year. The weighted average yield on interest-earning assets for the quarter ended March 31, 2022 decreased 18 basis points to 3.23%, compared to the quarter ended March 31, 2021. The weighted average cost of interest-bearing liabilities for the quarter ended March 31, 2022 decreased 20 basis points to 0.29%, compared to the same period last year. The average cost of interest-bearing deposits for the quarter ended March 31, 2022 decreased 14 basis points to 0.25%, compared to 0.39% for the quarter ended March 31, 2021. Average non-interest bearing demand deposits increased $407.7 million to $2.79 billion for the quarter ended March 31, 2022, compared to $2.38 billion for the quarter ended March 31, 2021. The average cost of deposits, including non-interest bearing deposits, was 0.19% for the quarter ended March 31, 2022, compared to 0.30% for the same period last year. The average cost of borrowed funds for the quarter ended March 31, 2022 was 0.86%, compared to 1.12% for the quarter ended March 31, 2021.
Provision for Credit Losses
For the quarter ended March 31, 2022, the Company recorded a $6.4 million negative provision for credit losses related to loans, compared with a negative provision for credit losses of $15.0 million for the quarter ended March 31, 2021. The decrease in the period-over-period provision benefit was largely a function of the relative change in the economic outlook and the significant favorable impact of the post-pandemic recovery in the prior year period.

Non-Interest Income and Expense
For the three months ended March 31, 2022, non-interest income totaled $20.1 million, a decrease of $1.5 million, compared to the same period in 2021. BOLI income decreased $1.4 million to $1.2 million for the three months ended March 31, 2022, compared to the same period in 2021, primarily due to a benefit claim recognized in the prior year and lower equity valuations. Other income decreased $642,000 to $1.2 million for the three months ended March 31, 2022, compared to $1.8 million for the same period in 2021, mainly due to decreases in net gains on sales of loans and net fees on loan-level interest rate swap transactions. Additionally, fee income decreased $303,000 to $6.9 million for the three months ended March 31, 2022, compared to the same period in 2021, primarily due to a decrease in debit card revenue, partially offset by an increase in commercial loan prepayment fees. The decrease in debit card revenue was largely attributable to the interchange transaction fee limitation imposed by the Durbin amendment, which became effective for the Company in the third quarter of 2021. Partially offsetting these decreases in non-interest income, insurance agency income increased $693,000 to $3.4 million, for the three months ended March 31, 2022, compared to the same period in 2021, resulting from an increase in contingent commissions. Additionally, wealth management income increased $332,000 to $7.5 million for the three months ended March 31, 2022, compared to the same period in 2021, primarily due to an increase in the market value of assets under management and new business generation.
Non-interest expense totaled $61.9 million for the three months ended March 31, 2022, an increase of $33,000 from the three months ended March 31, 2021. For the three months ended March 31, 2022, the Company recorded a $2.4 million negative provision for credit losses for off-balance sheet credit exposures, compared to an $875,000 negative provision for the same period in 2021. The increased negative provision was primarily due to an increase in line of credit utilization. Other operating expenses decreased $736,000 to $9.4 million for the three months ended March 31, 2022, compared to the same period in 2021, largely due to decreases in debit card maintenance, attorney and consulting expenses. In addition, FDIC insurance decreased $565,000 to $1.2 million for the three months ended March 31, 2022, compared to the same period in 2021, primarily due to a decrease in the insurance assessment rate. Partially offsetting these decreases in non-interest expense, compensation and benefits expense increased $1.8 million to $37.1 million for the three months ended March 31, 2022, compared to $35.3 million for the three months ended March 31, 2021, primarily due to an increase in stock-based compensation and an increase in salary expense associated with Company-wide annual merit increases. Data processing expense increased $1.0 million to $5.3 million for the three months ended March 31, 2022, largely due to increases in software subscription expense and online banking costs.
The Company’s annualized adjusted non-interest expense as a percentage of average assets (1) was 1.90% for the quarter ended March 31, 2022, compared to 1.95% for the same period in 2021. The efficiency ratio (adjusted non-interest expense divided by the sum of net interest income and non-interest income) (1) was 56.05% for the three months ended March 31, 2022, compared to 56.19% for the same respective period in 2021.
Income Tax Expense
For the three months ended March 31, 2022, the Company's income tax expense was $15.2 million with an effective tax rate of 25.7%, compared with $16.2 million with an effective tax rate of 25.0% for the three months ended March 31, 2021. The decrease in tax expense for the three months ended March 31, 2022, compared with the same period last year was largely the result of a decrease in taxable income.
Asset Quality
The Company’s total non-performing loans at March 31, 2022 were $44.3 million, or 0.46% of total loans, compared to $48.0 million, or 0.50% of total loans at December 31, 2021 and $82.1 million, or 0.84% of total loans at March 31, 2021. The $3.7 million decrease in non-performing loans at March 31, 2022, compared to the trailing quarter, consisted of a $6.8 million decrease in non-performing commercial loans, a $676,000 decrease in non-performing residential mortgage loans and a $511,000 decrease in non-performing consumer loans, partially offset by a $2.6 million increase in non-performing commercial mortgage loans and a $1.6 million increase in non-performing multi-family loans. At March 31, 2022, impaired loans totaled $48.3 million with related specific reserves of $2.0 million, compared with impaired loans totaling $52.3 million with related specific reserves of $4.3 million at December 31, 2021 and impaired loans totaling $79.5 million with related specific reserves of $4.8 million at March 31, 2021.
At March 31, 2022, the Company’s allowance for credit losses related to the loan portfolio was 0.79% of total loans, compared to 0.84% and 0.87% at December 31, 2021 and March 31, 2021, respectively. The allowance for credit losses decreased $4.5 million to $76.3 million at March 31, 2022 from $80.7 million at December 31, 2021. The decrease in the allowance for credit losses on loans in the first quarter of 2022 was due to a $6.4 million negative provision for credit losses and net recoveries of $1.9 million. The reduction in the allowance for credit losses on loans was primarily the result of improved asset quality and an improved economic forecast.

The following table sets forth accruing past due loans and non-accrual loans on the dates indicated, as well as certain asset quality ratios.

	March 31, 2022		December 31, 2021		March 31, 2021
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)
Accruing past due loans:
30 to 59 days past due:
Residential mortgage loans	18	$2,385	26	$7,229	33	$6,862
Commercial mortgage loans	2	282	4	720	7	2,183
Multi-family mortgage loans	1	816	—	—	2	1,327
Construction loans	3	1,659	—	—	3	1,123
Total mortgage loans	24	5,142	30	7,949	45	11,495
Commercial loans	9	4,019	11	7,229	10	393
Consumer loans	15	571	24	649	18	1,356
Total 30 to 59 days past due	48	$9,732	65	$15,827	73	$13,244

60 to 89 days past due:
Residential mortgage loans	7	$1,354	7	$1,131	20	$6,161
Commercial mortgage loans	—	—	2	3,960	2	520
Multi-family mortgage loans	—	—	—	—	—	—
Construction loans	—	—	—	—	1	1,656
Total mortgage loans	7	1,354	9	5,091	23	8,337
Commercial loans	3	318	5	1,289	2	235
Consumer loans	3	90	7	228	10	277
Total 60 to 89 days past due	13	$1,762	21	$6,608	35	$8,849
Total accruing past due loans	61	$11,494	86	$22,435	108	$22,093

Non-accrual:
Residential mortgage loans	29	$5,396	28	$6,072	41	$7,797
Commercial mortgage loans	14	19,533	14	16,887	22	33,742
Multi-family mortgage loans	2	2,053	1	439	1	101
Construction loans	2	2,366	2	2,365	2	1,392
Total mortgage loans	47	29,348	45	25,763	66	43,032
Commercial loans	39	13,793	51	20,582	68	36,042
Consumer loans	19	1,171	17	1,682	27	3,010
Total non-accrual loans	105	$44,312	113	$48,027	161	$82,084

Non-performing loans to total loans		0.46%		0.50%		0.84%
Allowance for loan losses to total non-performing loans		172.13%		168.11%		104.27%
Allowance for loan losses to total loans		0.79%		0.84%		0.87%
At March 31, 2022, December 31, 2021 and March 31, 2021, the Company held foreclosed assets of $8.6 million, $8.7 million and $3.6 million, respectively. During the three months ended March 31, 2022, there was one addition to foreclosed assets with an aggregate carrying value of $47,000 and a valuation charge of $200,000. Foreclosed assets at March 31, 2022 consisted primarily of commercial real estate. Total non-performing assets at March 31, 2022 decreased $3.9 million to $52.9 million, or 0.39% of total assets, from $56.8 million, or 0.41% of total assets at December 31, 2021 and $85.6 million, or 0.65% of total assets at March 31, 2021.

Balance Sheet Summary
Total assets at March 31, 2022 were $13.62 billion, a $164.2 million decrease from December 31, 2021. The decrease in total assets was primarily due to a $279.3 million decrease in cash and cash equivalents and a $10.1 million decrease in total investments, partially offset by an $81.3 million increase in total loans.
The Company’s loan portfolio increased $81.3 million to $9.66 billion at March 31, 2022, from $9.58 billion at December 31, 2021. The loan portfolio consists of the following:

	March 31, 2022	December 31, 2021
Mortgage loans:
Residential	$1,194,613	$1,202,638
Commercial	3,937,216	3,827,370
Multi-family	1,394,761	1,364,397
Construction	699,415	683,166
Total mortgage loans	7,226,005	7,077,571
Commercial loans	2,131,326	2,188,866
Consumer loans	316,589	327,442
Total gross loans	9,673,920	9,593,879
Premiums on purchased loans	1,482	1,451
Net deferred fees and unearned discounts	(12,520)	(13,706)
Total loans	$9,662,882	$9,581,624
Total Paycheck Protection Program ("PPP") loans outstanding, which are included in total commercial loans, decreased $66.0 million to $28.9 million at March 31, 2022, from $94.9 million at December 31, 2021. During the three months ended March 31, 2022, excluding the net decrease in PPP loans, the loan portfolio had net increases of $109.8 million in commercial mortgage loans, $30.4 million in multi-family mortgage loans, $16.2 million in construction loans and $8.5 million in commercial loans, partially offset by net decreases of $10.9 million in consumer loans and $8.0 million in residential mortgage loans. Commercial real estate, commercial and construction loans represented 84.4% of the total loan portfolio at March 31, 2022, compared to 84.1% at December 31, 2021.
For the three months ended March 31, 2022, loan funding, including advances on lines of credit, totaled $959.4 million, compared with $770.5 million for the same period in 2021.
At March 31, 2022, the Company’s unfunded loan commitments totaled $1.96 billion, including commitments of $958.0 million in commercial loans, $505.9 million in construction loans and $198.2 million in commercial mortgage loans. Unfunded loan commitments at December 31, 2021 and March 31, 2021 were $2.05 billion and $1.98 billion, respectively.
The loan pipeline, consisting of work-in-process and loans approved pending closing, totaled $1.48 billion at March 31, 2022, compared to $1.09 billion and $1.30 billion at December 31, 2021 and March 31, 2021, respectively.
Cash and cash equivalents were $433.1 million at March 31, 2022, a $279.3 million decrease from December 31, 2021, which was attributable to the deployment of excess liquidity into commercial loans and available for sale debt securities combined with the repayment of certain wholesale borrowings.
Total investments were $2.52 billion at March 31, 2022, a $10.1 million decrease from December 31, 2021. This decrease was largely due to an increase in unrealized losses on available for sale debt securities, repayments of mortgage-backed securities and maturities and calls of certain municipal and agency bonds, partially offset by purchases of mortgage-backed and municipal securities.

Total deposits increased $132.1 million during the three months ended March 31, 2022, to $11.37 billion. Total savings and demand deposit accounts increased $132.9 million to $10.67 billion at March 31, 2022, while total time deposits decreased $860,000 to $691.7 million at March 31, 2022. The increase in savings and demand deposits was largely attributable to a $59.5 million increase in non-interest bearing demand deposits, a $59.6 million increase in money market deposits and a $30.1 million increase in savings deposits, partially offset by a $16.2 million decrease in interest bearing demand deposits. The decrease in time deposits was primarily due to maturities of longer-term retail time deposits, partially offset by an increase in brokered time deposits.
Borrowed funds decreased $227.2 million during the three months ended March 31, 2022, to $399.6 million. The decrease in borrowings for the period was largely due to the maturity and replacement of FHLB borrowings with lower-costing brokered deposits and retail deposits. Borrowed funds represented 2.9% of total assets at March 31, 2022, a decrease from 4.5% at December 31, 2021.
Stockholders’ equity decreased $76.0 million during the three months ended March 31, 2022, to $1.62 billion, primarily due to dividends paid to stockholders, common stock repurchases and an increase in unrealized losses on available for sale debt securities, partially offset by net income earned for the period. For the three months ended March 31, 2022, common stock repurchases totaled 1,282,075 shares at an average cost of $23.36 per share, of which 40,463 shares, at an average cost of $23.56 per share, were made in connection with withholding to cover income taxes on the vesting of stock-based compensation. At March 31, 2022, approximately 1.9 million shares remained eligible for repurchase under the current stock repurchase authorization. Book value per share and tangible book value per share(1) at March 31, 2022 were $21.36 and $15.26, respectively, compared with $22.05 and $16.02, respectively, at December 31, 2021.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout northern and central New Jersey, as well as Bucks, Lehigh and Northampton counties in Pennsylvania and Queens County, New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, SB One Insurance Agency, Inc.
Post Earnings Conference Call
Representatives of the Company will hold a conference call for investors on Friday, April 29, 2022 at 10:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended March 31, 2022. The call may be accessed by dialing 1-844-200-6205 (United States), 1-833-950-0062 (Canada Toll Free), or 1-929-526-1599 (All other locations). Speakers will need to enter speaker access code (146826) before being met by a live operator. Internet access to the call is also available (listen only) at provident.bank by going to Investor Relations and clicking on "Webcast."
Forward Looking Statements
Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” "project," "intend," “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q, and those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in accounting policies and practices that may be adopted by the regulatory agencies and the accounting standards setters, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

In addition, the COVID-19 pandemic continues to have an uncertain impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, including potential variants, it is difficult to predict the continuing impact of the pandemic on the Company's business, financial condition or results of operations. The extent of such impact will depend on future developments, which remain highly uncertain, including when the pandemic will be controlled and abated, and the extent to which the economy can remain open. As the result of the pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to remain substantially open, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for credit losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; our wealth management revenues may decline with continuing market turmoil; we may face the risk of a goodwill write-down due to stock price decline; and our cyber security risks are increased as the result of an increased number of employees working remotely.
The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not have any obligation to update any forward-looking statements to reflect events or circumstances after the date of this statement.
Footnotes
(1) Tangible book value per share, annualized return on average tangible equity, annualized adjusted non-interest expense as a percentage of average assets and the efficiency ratio are non-GAAP financial measures. Please refer to the Notes following the Consolidated Financial Highlights which contain the reconciliation of GAAP to non-GAAP financial measures and the associated calculations.

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Financial Highlights
(Dollars in Thousands, except share data) (Unaudited)

	At or for the Three Months Ended
	March 31,	December 31,	March
	2022	2021	2021
Statements of Income
Net interest income	$94,526	$93,889	$90,000
Provision for credit losses	(6,405)	397	(15,001)
Non-interest income	20,148	20,654	21,637
Non-interest expense	61,886	62,063	61,853
Income before income tax expense	59,193	52,083	64,785
Net income	43,962	37,303	48,559
Diluted earnings per share	$0.58	$0.49	$0.63
Interest rate spread	2.94%	2.85%	2.98%
Net interest margin	3.02%	2.95%	3.10%

Profitability
Annualized return on average assets	1.30%	1.08%	1.51%
Annualized return on average equity	10.57%	8.74%	12.02%
Annualized return on average tangible equity (2)	14.58%	12.04%	16.80%
Annualized adjusted non-interest expense to average assets (3)	1.90%	1.81%	1.95%
Efficiency ratio (4)	56.05%	54.74%	56.19%

Asset Quality
Non-accrual loans	$44,312	$48,027	$82,084
90+ and still accruing	—	—	—
Non-performing loans	44,312	48,027	82,084
Foreclosed assets	8,578	8,731	3,554
Non-performing assets	52,890	56,758	85,638
Non-performing loans to total loans	0.46%	0.50%	0.84%
Non-performing assets to total assets	0.39%	0.41%	0.65%
Allowance for loan losses	$76,275	$80,740	$85,591
Allowance for loan losses to total non-performing loans	172.13%	168.11%	104.27%
Allowance for loan losses to total loans	0.79%	0.84%	0.87%
Net loan (recoveries) charge-offs	$(1,935)	$(3,574)	$875
Annualized net loan (recoveries) charge offs to average total loans	(0.08)%	(0.04)%	0.04%

Average Balance Sheet Data
Assets	$13,693,429	$13,715,235	$13,034,155
Loans, net	9,481,831	9,479,369	9,723,783
Earning assets	12,527,409	12,577,181	11,810,639
Savings and demand deposits	10,551,229	10,410,706	9,064,202
Borrowings	549,679	628,404	1,015,230
Interest-bearing liabilities	9,005,985	9,034,078	8,769,268
Stockholders' equity	1,686,324	1,693,567	1,638,194
Average yield on interest-earning assets	3.23%	3.19%	3.41%
Average cost of interest-bearing liabilities	0.29%	0.34%	0.49%

Notes and Reconciliation of GAAP and Non-GAAP Financial Measures
(Dollars in Thousands, except share data)
The Company has presented the following non-GAAP (U.S. Generally Accepted Accounting Principles) financial measures because it believes that these measures provide useful and comparative information to assess trends in the Company’s results of operations and financial condition. Presentation of these non-GAAP financial measures is consistent with how the Company evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Investors should recognize that the Company’s presentation of these non-GAAP financial measures might not be comparable to similarly-titled measures of other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and the Company strongly encourages a review of its condensed consolidated financial statements in their entirety.

(1) Book and Tangible Book Value per Share
	At March 31,	At December 31,	At March 31,
	2022	2021	2021
Total stockholders' equity	$1,621,131	$1,697,096	$1,647,231
Less: total intangible assets	463,325	464,183	465,335
Total tangible stockholders' equity	$1,157,806	$1,232,913	$1,181,896

Shares outstanding	75,881,889	76,969,999	77,798,624

Book value per share (total stockholders' equity/shares outstanding)	$21.36	$22.05	$21.17
Tangible book value per share (total tangible stockholders' equity/shares outstanding)	$15.26	$16.02	$15.19

(2) Annualized Return on Average Tangible Equity
	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Total average stockholders' equity	$1,686,324	$1,693,567	$1,638,194
Less: total average intangible assets	463,890	464,740	465,902
Total average tangible stockholders' equity	$1,222,434	$1,228,827	$1,172,292

Net income	$43,962	$37,303	$48,559

Annualized return on average tangible equity (net income/total average tangible stockholders' equity)	14.58%	12.04%	16.80%

(3) Annualized Adjusted Non-Interest Expense to Average Assets
	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Reported non-interest expense	$61,886	$62,063	$61,853
Adjustments to non-interest expense:
Credit loss benefit for off-balance sheet credit exposures	(2,390)	(640)	(875)
Adjusted non-interest expense	$64,276	$62,703	$62,728
Annualized adjusted non-interest expense	$260,675	$248,767	$254,397

Average assets	$13,693,429	$13,715,235	$13,034,155

Annualized adjusted non-interest expense/average assets	1.90%	1.81%	1.95%

(4) Efficiency Ratio Calculation
	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Net interest income	$94,526	$93,889	$90,000
Non-interest income	20,148	20,654	21,637
Total income	$114,674	114,543	111,637

Adjusted non-interest expense	$64,276	$62,703	$62,728

Efficiency ratio (adjusted non-interest expense/income)	56.05%	54.74%	56.19%

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Financial Condition
March 31, 2022 (Unaudited) and December 31, 2021
(Dollars in Thousands)

Assets	March 31, 2022	December 31, 2021
Cash and due from banks	$330,814	$506,270
Short-term investments	102,332	206,193
Total cash and cash equivalents	433,146	712,463
Available for sale debt securities, at fair value	2,072,337	2,057,851
Held to maturity debt securities, net (fair value of $417,664 at March 31, 2022 (unaudited) and $449,709 at December 31, 2021)	421,958	436,150
Equity securities, at fair value	1,256	1,325
Federal Home Loan Bank stock	23,973	34,290
Loans	9,662,882	9,581,624
Less allowance for credit losses	76,275	80,740
Net loans	9,586,607	9,500,884
Foreclosed assets, net	8,578	8,731
Banking premises and equipment, net	82,987	80,559
Accrued interest receivable	41,033	41,990
Intangible assets	463,325	464,183
Bank-owned life insurance	237,808	236,630
Other assets	244,006	206,146
Total assets	$13,617,014	$13,781,202

Liabilities and Stockholders' Equity
Deposits:
Demand deposits	$9,183,808	$9,080,956
Savings deposits	1,490,624	1,460,541
Certificates of deposit of $100,000 or more	391,321	368,277
Other time deposits	300,334	324,238
Total deposits	11,366,087	11,234,012
Mortgage escrow deposits	40,184	34,440
Borrowed funds	399,606	626,774
Subordinated debentures	10,336	10,283
Other liabilities	179,670	178,597
Total liabilities	11,995,883	12,084,106

Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized, 83,209,012 shares issued and 75,881,889 shares outstanding at March 31, 2022 and 76,969,999 outstanding at December 31, 2021.	832	832
Additional paid-in capital	972,552	969,815
Retained earnings	839,807	814,533
Accumulated other comprehensive (loss) income	(67,946)	6,863
Treasury stock	(109,581)	(79,603)
Unallocated common stock held by the Employee Stock Ownership Plan	(14,533)	(15,344)
Common Stock acquired by the Directors' Deferred Fee Plan	(3,844)	(3,984)
Deferred Compensation - Directors' Deferred Fee Plan	3,844	3,984
Total stockholders' equity	1,621,131	1,697,096
Total liabilities and stockholders' equity	$13,617,014	$13,781,202

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Consolidated Statements of Income
Three Months Ended March 31, 2022, December 31, 2021 and March 31, 2021 (Unaudited)
(Dollars in Thousands, except per share data)

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Interest income:
Real estate secured loans	$63,835	$64,972	$62,016
Commercial loans	22,821	23,393	26,143
Consumer loans	3,139	3,325	3,492
Available for sale debt securities, equity securities and Federal Home Loan Bank stock	7,951	6,587	5,612
Held to maturity debt securities	2,596	2,621	2,784
Deposits, federal funds sold and other short-term investments	647	770	484
Total interest income	100,989	101,668	100,531

Interest expense:
Deposits	5,187	6,018	7,417
Borrowed funds	1,168	1,485	2,809
Subordinated debt	108	276	305
Total interest expense	6,463	7,779	10,531
Net interest income	94,526	93,889	90,000
Provision (benefit) charge for credit losses	(6,405)	397	(15,001)
Net interest income after provision for credit losses	100,931	93,492	105,001

Non-interest income:
Fees	6,889	7,345	7,192
Wealth management income	7,466	7,842	7,134
Insurance agency income	3,420	2,207	2,727
Bank-owned life insurance	1,179	1,960	2,567
Net gain (loss) on securities transactions	16	(3)	197
Other income	1,178	1,303	1,820
Total non-interest income	20,148	20,654	21,637

Non-interest expense:
Compensation and employee benefits	37,067	35,628	35,312
Net occupancy expense	9,330	7,774	9,301
Data processing expense	5,344	5,126	4,393
FDIC Insurance	1,205	1,345	1,770
Amortization of intangibles	859	890	972
Advertising and promotion expense	1,104	1,365	877
Credit loss benefit for off-balance sheet credit exposures	(2,390)	(640)	(875)
Other operating expenses	9,367	10,575	10,103
Total non-interest expense	61,886	62,063	61,853
Income before income tax expense	59,193	52,083	64,785
Income tax expense	15,231	14,780	16,226
Net income	$43,962	$37,303	$48,559

Basic earnings per share	$0.58	$0.49	$0.63
Average basic shares outstanding	75,817,971	76,125,889	76,516,543

Diluted earnings per share	$0.58	$0.49	$0.63
Average diluted shares outstanding	75,914,079	76,226,747	76,580,862

PROVIDENT FINANCIAL SERVICES, INC. AND SUBSIDIARY
Net Interest Margin Analysis
Quarterly Average Balances
(Dollars in Thousands) (Unaudited)
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest Earning Assets:
Deposits	$274,004	$107	0.16%	$455,454	$162	0.14%	$319,119	$85	0.11%
Federal funds sold and other short-term investments	195,598	540	1.12%	207,311	608	1.16%	127,989	399	1.26%
Available for sale debt securities	2,115,852	2,596	1.43%	1,968,628	2,621	1.26%	1,136,885	2,784	1.71%
Held to maturity debt securities, net (1)	428,125	7,577	2.43%	431,295	6,192	2.43%	450,396	4,849	2.47%
Equity securities, at fair value	1,092	—	—%	1,106	—	—%	979	—	—%
Federal Home Loan Bank stock	30,907	374	4.85%	34,018	395	4.64%	51,437	763	5.93%
Net loans: (2)
Total mortgage loans	7,061,657	63,835	3.62%	7,035,981	64,972	3.64%	6,808,066	62,016	3.64%
Total commercial loans	2,099,145	22,821	4.38%	2,108,915	23,393	4.37%	2,512,563	26,143	4.20%
Total consumer loans	321,029	3,139	3.97%	334,473	3,325	3.94%	403,154	3,492	3.51%
Total net loans	9,481,831	89,795	3.80%	9,479,369	91,690	3.81%	9,723,783	91,651	3.78%
Total interest earning assets	$12,527,409	$100,989	3.23%	$12,577,181	$101,668	3.19%	$11,810,588	$100,531	3.41%

Non-Interest Earning Assets:
Cash and due from banks	122,856			125,539			183,476
Other assets	1,043,164			1,012,515			1,040,091
Total assets	$13,693,429			$13,715,235			$13,034,155

Interest Bearing Liabilities:
Demand deposits	$6,288,544	$4,195	0.27%	$6,208,858	$4,747	0.30%	$5,314,461	$5,512	0.42%
Savings deposits	1,476,643	291	0.08%	1,441,867	428	0.12%	1,371,376	407	0.12%
Time deposits	680,818	701	0.42%	731,318	843	0.46%	1,043,052	1,498	0.58%
Total deposits	8,446,005	5,187	0.25%	8,382,043	6,018	0.28%	7,728,889	7,417	0.39%
Borrowed funds	549,679	1,168	0.86%	628,404	1,485	0.94%	1,015,230	2,809	1.12%
Subordinated debentures	10,301	108	4.27%	23,631	276	4.64%	25,149	305	4.91%
Total interest bearing liabilities	$9,005,985	6,463	0.29%	$9,034,078	7,779	0.34%	$8,769,268	10,531	0.49%

Non-Interest Bearing Liabilities:
Non-interest bearing deposits	$2,786,042			$2,759,981			$2,378,365
Other non-interest bearing liabilities	215,078			227,609			248,328
Total non-interest bearing liabilities	3,001,120			2,987,590			2,626,693
Total liabilities	12,007,105			12,021,668			11,395,961
Stockholders' equity	1,686,324			1,693,567			1,638,194
Total liabilities and stockholders' equity	$13,693,429			$13,715,235			$13,034,155

Net interest income		$94,526			$93,889			$90,000

Net interest rate spread			2.94%			2.85%			2.92%
Net interest-earning assets	$3,521,424			$3,543,103			$3,041,320

Net interest margin (3) (4)			3.02%			2.95%			3.05%

Ratio of interest-earning assets to total interest-bearing liabilities	1.39x			1.39x			1.35x

(1)	Average outstanding balance amounts shown are amortized cost, net of allowance for credit losses.
(2)	Average outstanding balances are net of the allowance for loan losses, deferred loan fees and expenses, loan premiums and discounts and include non-accrual loans.
(3)	Annualized net interest income divided by average interest-earning assets.
(4)	The previously reported average balances of the interest bearing cash and non-interest bearing cash for the three month period ended March 31, 2021 were recalculated. These recalculations resulted in the previously reported net interest margin changing from 3.10% to 3.05%.

The following table summarizes the quarterly net interest margin for the previous five quarters.

	3/31/22	12/31/21	9/30/21	6/30/21	3/31/21
	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Interest-Earning Assets:
Securities	1.47%	1.29%	1.32%	1.46%	1.70%
Net loans	3.80%	3.81%	3.77%	3.79%	3.78%
Total interest-earning assets	3.23%	3.19%	3.21%	3.31%	3.41%

Interest-Bearing Liabilities:
Total deposits	0.25%	0.28%	0.30%	0.34%	0.39%
Total borrowings	0.86%	0.94%	1.08%	1.18%	1.12%
Total interest-bearing liabilities	0.29%	0.34%	0.37%	0.44%	0.49%

Interest rate spread	2.94%	2.85%	2.84%	2.87%	2.92%
Net interest margin	3.02%	2.95%	2.94%	2.99%	3.05%

Ratio of interest-earning assets to interest-bearing liabilities	1.39x	1.39x	1.38x	1.36x	1.35x
Note: The previously reported average balances of interest bearing and non-interest bearing cash for the prior period ended March 31, 2021 in the preceding table were recalculated. This recalculation resulted in the previously reported net interest margin changing from 3.10% to 3.05% for the quarter ended March 31, 2021.